UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): February 12, 2008
MIDWEST BANC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or Other Jurisdiction of incorporation)	000-29598 (Commission File No.)	36-3252484 (I.R.S. employer identification no.)
501 W. NORTH AVENUE
MELROSE PARK, ILLINOIS 60160
(Address of principal executive offices)
(708) 865-1053
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 5.02(b) Departure of Principal Officer
Item 5.02(c) Appointment of Principal Officer
     On February 15, 2008, Midwest Banc Holdings, Inc. (the “Company”), announced that JoAnn S. Lilek (51) had been appointed to serve as Executive Vice President and Chief Financial Officer of the Company effective March 17, 2008. Prior to accepting this position, Ms. Lilek was Chief Financial Officer for DSC Logistics, a Chicago-based national supply chain management firm. Before joining DSC, Lilek had a 23 year career at ABN-AMRO where her positions included Executive Vice President reporting directly to the Chairman, Executive Vice President and Chief Financial Officer Wholesale Banking and Group Senior Vice President and Corporate Controller. She has had extensive experience in all areas of finance and accounting. At the Company, she will be responsible for all internal and external reporting, capital planning, profitability and budgeting, investor relations and merger and acquisition analysis.
     Ms. Lilek received her Bachelor of Business Administration degree from Loyola University of Chicago and earned her Master of Business Administration degree from the University of Chicago.
     Attached as Exhibit 99.1 is a copy of the press release announcing Ms. Lilek’s appointment.
     Ms. Lilek has entered into a letter agreement with the Company concerning the terms of her employment which provide that: (i) her salary will be $330,000 per year; (ii) she will receive an award of 5,000 restricted shares of Company common stock which will vest on March 17, 2009, provided she is still employed by the Company; and (iii) she will be eligible to participate in the Company’s management incentive plan and stock and incentive plan. The shares of restricted stock will include voting and dividend rights.
     The Company will enter into a Transitional Employment Agreement with Ms. Lilek. The Transitional Employment Agreement is designed to minimize the impact of change-in-control transactions on the performance of Ms. Lilek and others of the Company’s key officers and executives. In the event of a “change-in-control” (generally, the acquisition of 50% or more of the fair market value or of the voting power of the Company’s stock or the sale of 50% or more of the assets of the Company or the relevant subsidiary), the agreement will require the Company, the relevant subsidiary or any successor, as the case may be, to continue the employment of Ms. Lilek for 24 months in her position and at her salary with the right to participate in new or continuing bonus, incentive, benefit and other employee benefit plans. In the event the employment of Ms. Lilek is terminated by (i) her for “good reason” during the two years following the change-in-control (e.g., material reduction in salary, a material diminution in authority, duties or responsibility, or a material change in the geographic location at which the employee performs services), or (ii) by an acquiror for any reason other than death, disability or cause, the acquiror will be obligated to continue her salary for 24 months after the termination of employment and she will be prohibited from competing with the Company for 24 months.

     The Company has implemented a supplemental executive retirement plan (“SERP”) for the purpose of providing certain retirement benefits to those executive and other corporate officers of the Company and its subsidiaries. Ms. Lilek will participate in this plan. The annual retirement benefit available under the SERP is calculated to range from 20% to 35% of final salary (as defined in the SERP agreement) at normal retirement age of 65 and is payable over 15 years. To qualify, Ms. Lilek must continue to remain employed with the Company for at least five years following her entrance into the plan. Benefits are payable in various forms in the event of normal retirement, early retirement, death, disability, and separation from service, subject to certain conditions defined in the plan. The SERP also provides for the payment of certain death benefits and for the lump sum payment of the SERP benefits if employment is terminated following a change-in-control.
     As part of this internal reorganization, Daniel R. Kadolph, the Company’s current Chief Financial Officer, will assume the responsibilities of the newly created position of Executive Vice President and Chief Administrative Officer. Included in Mr. Kadolph’s new position will be responsibility for Audit, Compliance, Human Resources and Risk Management.

Item 9.01.	Financial Statements and Exhibits
(c)	Exhibits. The following materials are filed as exhibits to this Current Report on Form 8-K.
Exhibit 99.1 Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS, INC.
By:	/s/ James J. Giancola
James J. Giancola
Chief Executive Officer

Dated: February 15, 2008

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